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                                                                    EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of ITEQ, Inc. on Form S-8 for the ITEQ, Inc. 1990 Stock Option Plan, the Astrotech International Corporation 1984 Stock Option Plan, the Astrotech International Corporation 1989 Stock Incentive Plan, the Astrotech International Corporation 1994 Stock Option Plan for Employees of Brown-Minneapolis Tank & Fabricating Co., and the Astrotech International Corporation 1995 Nonemployee Directors Stock Option Plan, of our report dated December 6, 1996, on our audit of the consolidated financial statements of Astrotech International Corporation and subsidiaries as of September 30, 1996, and for each of the two years in the period ended September 30, 1996.


COOPERS & LYBRAND L.L.P.




Pittsburgh, Pennsylvania
April 9, 1998